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EXHIBIT 99.7

FIRST AMENDMENT TO RIGHTS AGREEMENT

        This FIRST AMENDMENT TO RESTATED RIGHTS AGREEMENT (this "Amendment"), dated as of September 13, 2002 (the "Amendment"), is by and between Thomas Group, Inc., a Delaware corporation (the "Corporation"), and, at the direction of the Corporation, Computershare Trust Company (formerly Harris Trust and Savings Bank, the "Rights Agent").

RECITALS

        1.    The Corporation and the Rights Agent executed that certain Rights Agreement, dated as of July 9, 1998 (the "Rights Agreement"), as amended by Amendment number One, dated March 1, 1999 and Amendment Number Two, dated August 12, 1999.

        2.    The Board of Directors of the Corporation (the "Directors") believes it to be in the best interest of the Corporation to amend the Rights Agreement so as to permit an investment of approximately $2 million in common stock without triggering a Distribution Date (as defined in the Rights Agreement).

        3.    The Board of Directors, pursuant to resolutions adopted on September 13, 2002, authorized the officers of the Corporation to execute this Amendment and direct the Rights Agent to execute the Amendment.

AGREEMENT

        Accordingly, in consideration of the premises and the mutual agreement herein set forth the parties hereby agree as follows:

        1.    The Rights Agreement is hereby amended by deleting Section 1(a) in its entirety and substituting the following in lieu thereof:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Exempt Person, (v) General John T. Chain, Jr., (vi) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock of the Company then outstanding by reason of share repurchases by the Company and shall, after such share repurchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person," unless upon the consummation of the acquisition of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (i) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person, or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the

  Company, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be or to have become an Acquiring Person for any purposes of this Agreement."

        2.    The Rights Agreement, as amended hereby, shall remain in full force and effect.

        3.    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

THOMAS GROUP, INC.
By: /s/ James T. Taylor
Name: James T. Taylor
Title: Vice President Chief Financial Officer
COMPUTERSHARE TRUST COMPANY
By: /s/ Kellie Gwinn
Name: Kellie Gwinn
Title: Vice President
By: /s/ Laura Sisneros
Name: Laura Sisneros
Title: Vice President

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FIRST AMENDMENT TO RIGHTS AGREEMENT
RECITALS
AGREEMENT